                                                                    Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated October 23, 2002 relating to the financial statements and financial statement schedule, which appears in Suburban Propane Partners, L.P.'s Annual Report on Form 10-K for the year ended September 28, 2002. We also consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated October 23, 2002 relating to the financial statements of Suburban Energy Services Group, LLC, which appears in the Suburban Propane Partners, L.P.'s Annual Report on Form 10-K for the year ended September 28, 2002. We also consent to the reference to us under the heading "Experts" in such Registration Statement.



/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP
Florham Park, NJ
May 19, 2003